Concentra Biosciences, LLC SC TO-T

Exhibit 107

Calculation of Filing Fee Tables

SC TO-T

(Form Type)

CARGO Therapeutics, Inc.

(Name of Subject Company – Issuer)

Concentra Biosciences, LLC

(Names of Filing Persons — Offeror)

Tang Capital Partners, LP

(Names of Filing Persons — Parent of Offeror)

Table 1: Transaction Valuation

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**

Fees to Be Paid	$222,870,877.36	0.00015310	$34,121.53

Fees Previously Paid	$0.00		$0.00

Total Transaction Valuation	$222,870,877.36

Total Fees Due for Filing			$34,121.53

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$34,121.53

*

The transaction valuation is estimated for purposes of calculating the amount of the filing fee only. The transaction valuation was estimated by adding: (i) the product of (A) the sum of (1) 46,516,983 shares of common stock, par value $0.001 per share (the “Shares”) of CARGO Therapeutics, Inc. (“CARGO”), issued and outstanding; (2) 260,571 Shares subject to outstanding restricted stock units; and (B) $4.580, the average of the high and low sales prices per Share on July 14, 2025, as reported by the Nasdaq Stock Market LLC (which, for the purposes of calculating the filing fee only, shall be deemed to be the “Reference Price”); (ii) the product of (A) 218,676, the number of Shares issuable upon the exercise of in-the-money stock options; and (B) $0.882, the difference between the Reference Price and $3.698, the weighted average exercise price of such options; and (iii) the product of (A) 1,842,499, the number of Shares issuable upon the exercise of pre-funded warrants; and (B) $4.579, the difference between the Reference Price and $0.001, the weighted average exercise price of such pre-funded warrants. All Share amounts are based on information provided by CARGO as of July 2, 2025.

**	The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for fiscal year 2025 beginning on October 1, 2024, issued on August 20, 2024, by multiplying the transaction valuation by 0.00015310.